				EX 99.1

News Release	Contacts:	Terry Haggerty	Dana Cluckey	Debra Hanses Novakoski
For Immediate Release		919.716.7459	813.549.7160	813.549.7158
December 18, 2017		First Citizens Bank	HomeBancorp	HomeBancorp

FIRST CITIZENS BANK AND HOMEBANCORP, INC. ANNOUNCE MERGER AGREEMENT

RALEIGH, N.C., and TAMPA, Fla. - First-Citizens Bank & Trust Company (known as First Citizens Bank) and HomeBancorp, Inc. announced today the signing of a definitive merger agreement. HomeBancorp, Inc. provides retail banking, SBA, USDA and commercial mortgage loan products and services through its subsidiary, HomeBanc.
The agreement provides for the acquisition of Tampa, Fla.-based HomeBancorp by First Citizens Bank, which is headquartered in Raleigh, N.C. The announcement was made jointly by Frank B. Holding Jr., chairman and chief executive officer of First Citizens Bank, and Jerry D. Campbell, chairman and chief executive officer of HomeBancorp.
The agreement has been approved by the boards of directors of both companies. The transaction is expected to close no later than the second quarter of 2018, subject to the receipt of regulatory approvals and the approval of HomeBancorp shareholders.
Under the terms of the agreement, cash consideration of $15.03 will be paid to the shareholders of HomeBancorp for each share of HomeBancorp’s common stock.
As of September 30, 2017, HomeBancorp reported $955 million in consolidated assets, $699 million in deposits and $637 million in loans.
With headquarters in Tampa, HomeBanc has 13 retail branches in Lake Mary, Winter Park, Lakewood Ranch (Sarasota), Belleair Bluffs, Countryside (Clearwater), Dunedin, Kenneth City, Pinellas Park, Seminole, Largo, St. Petersburg, and in Tampa on North Dale Mabry Highway and in Westchase.
Customers should bank as they normally do at their existing branches, which will become part of First Citizens upon the completion of the merger. First Citizens currently operates 15 branches in Florida - northeast (Duval and St. Johns counties), southeast (Martin, Palm Beach, Broward and Dade counties) and southwest (Collier and Lee counties) - with a commercial/business banking office in Sarasota.
Frank B. Holding Jr., chairman and CEO of First Citizens, said: “This agreement is a significant opportunity to fill in our footprint in Florida and expand into two new markets for us -Tampa and Orlando - while creating value for shareholders and customers of both organizations. First Citizens has provided financial services for 119 years, and customers appreciate our personal service, our dedication to soundness and the comprehensive products we offer. We look forward to building on the solid foundation put in place by HomeBanc.”

Jerry D. Campbell, chairman and CEO of HomeBancorp, said: “We’re pleased to announce this transaction; merging into First Citizens will meet the objectives of our shareholders, employees and customers. It’s a good match. First Citizens has long prided itself on its strong commitment to its customers, a model that we have in common. Our customers will benefit from First Citizens’ expanded services and lending capabilities. In addition, First Citizens’ sound financial condition and comprehensive business expertise make it an excellent choice for us.”

Keefe Bruyette & Woods Inc. acted as financial advisor and rendered a fairness opinion to the Board of Directors of HomeBancorp, Inc. in connection with this transaction. Ward and Smith, P.A., represented First Citizens in the transaction; Covington & Burling LLP represented HomeBancorp.

Additional Information

In connection with the proposed merger, HomeBancorp will prepare and send a proxy statement to each of its shareholders. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER WHEN IT BECOMES AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THAT DOCUMENT, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

About First Citizens Bank

Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 500 branches in 21 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has $34 billion in assets. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit firstcitizens.com. First Citizens Bank. Forever First®.

About HomeBancorp Inc. and HomeBanc

HomeBanc is a principal operating subsidiary of HomeBancorp, Inc., a Tampa-based holding company that was established in 2007. The bank operates 13 retail offices and offers a variety of retail deposit products, along with SBA, USDA and commercial mortgage loan products. For more information, visit www.homebanc.com.